  Exhibit 99.1

NEWS RELEASE

For immediate release

Navient announces new $1 billion share repurchase authority

WILMINGTON, Del., Oct. 23, 2019 — Navient (Nasdaq: NAVI), a leader in education loan management and business processing solutions, announced today that its Board of Directors approved a new share repurchase program for up to $1 billion of the company’s outstanding common stock.

“This new share repurchase program demonstrates our ongoing commitment to return excess capital to our shareholders,” said Jack Remondi, president and CEO of Navient. “We are focused on balancing capital return with maintaining appropriate leverage that supports our credit ratings and enhances ongoing access to unsecured debt markets.”

The share repurchase authorization, which is effective immediately, is in addition to the approximately $77 million unused authorization approved by the board in September 2018.

The authorizations permit the company to repurchase shares from time to time through a combination of open market repurchases, privately negotiated transactions, accelerated share repurchase transactions or other similar transactions. The programs do not have an expiration date.

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About Navient
Navient (Nasdaq: NAVI) is a leader in education loan management and business processing solutions for education, healthcare and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin and other locations. Learn more at Navient.com.

Contact:
Media:
Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:
Joe Fisher, 302-283-4075, joe.fisher@navient.com

Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

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